Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191522

        PROSPECTUS

37,563,679 Shares

PennyMac Financial Services, Inc.

Class A Common Stock

        This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of up to 37,563,679 shares of our Class A common stock, of which 35,763,679 shares are issuable upon the exchange of Class A Units of our subsidiary Private National Mortgage Acceptance Company, LLC, or PNMAC, and 1,800,000 shares are currently held by one of the selling stockholders.

        The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled "Plan of Distribution" or in a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

        We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

        Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "'PFSI." The last reported sale price of our Class A common stock on the NYSE on June 26, 2014 was $15.28 per share.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and therefore have elected to comply with certain reduced public company reporting requirements.

        We are not a government-sponsored entity.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2014

i

ABOUT THIS PROSPECTUS

        This prospectus is a part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a continuous registration process. Under this continuous registration process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under this shelf registration process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference."

        Unless the context requires otherwise, the words "we," "us," "our" and "Company" refer to PennyMac Financial Services, Inc. and its subsidiaries taken as a whole. For purposes of this prospectus, the term "stockholders" shall refer to the holders of our common stock.

        In this prospectus, we refer to BlackRock Mortgage Ventures, LLC, together with its affiliates, as "BlackRock," and HC Partners LLC, formerly known as Highfields Capital Investments LLC, together with its affiliates, as "Highfields."

        Unless the context requires otherwise, references in this prospectus to "PMT" collectively refer to PennyMac Mortgage Investment Trust, a mortgage "real estate investment trust" externally managed by PCM, and its operating subsidiaries.

        You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under "Where You Can Find More Information" and "Information Incorporated by Reference" before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus is current only as of its date.

        For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

 SUMMARY

Our Company

        We are a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. residential mortgage loans and the management of investments related to the U.S. residential mortgage market. We were founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock and Highfields. Since our founding we have pursued opportunities to acquire and manage residential mortgage loans and established what we believe to be a best-in-class mortgage platform. We have relied on the know-how of our management team and built a de novo operating platform to our specifications using industry-leading technology, processes and procedures to address the stringent requirements of residential mortgage lending and servicing in the post-financial crisis market. We believe that this approach has resulted in a specialized mortgage platform that is "legacy-free" and highly scalable to support the continued growth of our business.

        We conduct our business in three segments: production, servicing and investment management. Our principal mortgage banking subsidiary, PennyMac Loan Services, LLC, or PLS, is a leading non-bank producer and servicer of mortgage loans in the United States. PLS is a seller/servicer for the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, each of which is a government-sponsored entity, or GSE. It is also an approved issuer of securities guaranteed by the Government National Mortgage Association, or Ginnie Mae, a lender of the Federal Housing Administration, or FHA, a lender/servicer of the Veterans Administration, or VA, and a servicer for the Home Affordable Modification Program, or HAMP. PLS is licensed (or exempt or otherwise not required to be licensed) to originate residential mortgage loans in 47 states and the District of Columbia and to service loans in 50 states, the District of Columbia and the U.S. Virgin Islands.

        Our principal investment management subsidiary, PNMAC Capital Management, LLC, or PCM, is an SEC registered investment adviser. It manages PennyMac Mortgage Investment Trust, or PMT, a mortgage "real estate investment trust," or REIT, listed on the NYSE. PCM also manages PNMAC Mortgage Opportunity Fund, LLC and PNMAC Mortgage Opportunity Fund, LP, both registered under the Investment Company Act of 1940, an affiliate of these funds and PNMAC Mortgage Opportunity Fund Investors, LLC. We refer to these funds collectively as our "Investment Funds" and, together with PMT, as our "Advised Entities." Our Advised Entities have been some of the leading non-bank investors in distressed mortgage loans since 2008.

        We conduct some of our activities for our own account and some for our Advised Entities. We earn significant fee income and carried interest from the activities we conduct for our Advised Entities; such fees include investment management fees, incentive fees, subservicing fees for servicing loan portfolios and fulfillment fees for mortgage production services provided to PMT in connection with our correspondent lending program. Our relationships with our Advised Entities also allow us to pursue some market opportunities with reduced capital intensity, with PLS and PCM providing operational expertise and our Advised Entities providing investment capital for mortgage-related assets.

  Corporate and Other Information:

        PNMAC was formed in Delaware in January 2008. PennyMac Financial Services, Inc. was formed in Delaware in December 2012. Our principal executive offices are located at 6101 Condor Drive in Moorpark, California and our telephone number is (818) 224-7442. Our website address is www.IR.PennyMacFinancial.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the initial public offering of our Class A common stock in May 2013, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the "JOBS Act," and references in this prospectus to "emerging growth company" shall have the meaning ascribed to it in the JOBS Act.

 THE OFFERING

Class A common stock to be offered by the selling stockholders	Up to 37,563,679 shares, of which 35,763,679 shares are issuable by us to the selling stockholders upon the exchange of Class A Units of PNMAC on a one-for-one basis (subject to the customary conversion rate adjustments described below).
Class A common stock outstanding after giving effect to this offering	57,056,552 shares, assuming the exchange of 35,763,679 Class A Units of PNMAC for an equivalent number of shares of our Class A common stock.
Class A Units of PNMAC outstanding after giving effect to this offering

18,869,965 units held by the members of PNMAC other than PennyMac Financial Services, Inc. and 57,056,552 units held by PennyMac Financial Services, Inc., assuming the exchange of 35,763,679 Class A Units of PNMAC for an equivalent number of shares of our Class A common stock.

Voting power held by holders of Class A common stock after giving effect to this offering

75.15%, assuming the exchange of 35,763,679 Class A Units of PNMAC for an equivalent number of shares of our Class A common stock. The remaining voting power is held by holders of our Class B common stock.

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Each holder of Class A Units of PNMAC, other than PennyMac Financial Services, Inc., holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of PennyMac Financial Services, Inc. that is equal to the aggregate number of Class A Units of PNMAC held by such holder. See "Description of Capital Stock—Common Stock—Class B Common Stock."

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Exchange rights of holders of Class A Units of PNMAC

Pursuant to an exchange agreement that we have entered into with the owners of PNMAC other than us, those other owners may (subject to the terms of the exchange agreement) exchange their Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. As those other owners exchange Class A Units of PNMAC for shares of Class A common stock, the voting power afforded to them by their shares of Class B common stock will be automatically and correspondingly reduced.

We have also entered into a tax receivable agreement with certain of the owners of PNMAC other than us that will provide for the payment by PennyMac Financial Services, Inc. to those other owners of 85% of the tax benefits, if any, that PennyMac Financial Services, Inc. is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of Class A Units of PNMAC and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Use of proceeds

We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds and bear all commissions and discounts, if any, from the sales of our Class A common stock offered by them pursuant to this prospectus.

Dividend policy

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial position, results of operations, liquidity and legal requirements.

Risk factors

See "Risk Factors" beginning on page 6 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

NYSE symbol	"PFSI"

        The above numbers are based on 21,292,873 shares of Class A common stock and 75,926,517 Class A Units of PNMAC (including 21,292,873 Class A Units owned by PennyMac Financial Services, Inc.) outstanding as of June 25, 2014 and assumes no additional issuances of our Class A common stock after that date other than pursuant to the exchanges of Class A Units of PNMAC for shares of our Class A common stock specifically set forth above.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the specific risks set forth under "Risk Factors" in Item 1A of Part I of our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K that we file after the date of this prospectus, together with any amendments or supplements thereto, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. For more information, see "Information Incorporated by Reference."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward- looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.

        The forward-looking statements contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein are based on management's expectations as of the date such statements were made and are subject to uncertainty and changes in circumstances and are subject to significant risks. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, national, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those disclosed in "Risk Factors" in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC, including risks relating to regulatory changes and compliance, changes in existing U.S. government-sponsored entities and government mortgage modification programs, state licensing and operational requirements, changes in macroeconomic and U.S. residential real estate market conditions, changes in prevailing interest rates, increases in loan delinquencies and defaults, our reliance on PMT as a significant source of financing and revenue, and the terms and availability of financing for our operations. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

        You should keep in mind that any forward-looking statement made by us herein and in the documents incorporated by reference herein speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements herein or therein after the date hereof or thereof, except as required by federal securities laws.

 ORGANIZATIONAL STRUCTURE

        The diagram below depicts our organizational structure as of June 25, 2014 and without giving effect to any exchanges by the remaining selling stockholders and subsequent sales of shares of Class A common stock in this offering.

        PennyMac Financial Services, Inc. is the sole managing member of PNMAC and, through PNMAC and its subsidiaries, operates our business. Accordingly, although PennyMac Financial Services, Inc. currently has a minority economic interest in PNMAC, PennyMac Financial Services, Inc. has 100% of the voting power and controls the management of PNMAC, subject to certain exceptions. See "Certain Relationships and Related Party Transactions—PNMAC Limited Liability Company Agreement."

Reorganization and Recapitalization

        Prior to, and in connection with, the initial public offering of our Class A common stock, the limited liability company agreement of PNMAC was amended and restated to, among other things, modify the capital structure of PNMAC by converting all existing classes of limited liability company units into Class A Units. The allocation of Class A Units among our then-existing owners was determined pursuant to the distribution provisions of the limited liability company agreement of PNMAC prior to that amendment and restatement based upon the liquidation value of PNMAC, assuming that it was liquidated at the time of our initial public offering with a value implied by the $18.00 per share price of the shares of Class A common stock sold in our initial public offering. Immediately following this reorganization but prior to the completion of our initial public offering, there were 63,111,111 Class A Units issued and outstanding.

        Upon the completion of our initial public offering, PennyMac Financial Services, Inc. purchased 12,777,777 newly issued Class A Units from PNMAC at a purchase price per unit equal to the initial public offering price per share of our Class A common stock less the underwriting discount per share. This number of newly issued Class A Units equaled the number of shares of Class A common stock sold in our initial public offering and the price paid by PennyMac Financial Services, Inc. for the purchase of those Class A Units constituted the entire amount of net proceeds that it received from our initial public offering.

        We refer to the foregoing transactions, collectively, as the "Recapitalization."

        Following our initial public offering of our Class A common stock, the selling stockholders retained their equity ownership in PNMAC, an entity that is intended to be classified as a partnership for United States federal income tax purposes (and not as an association, taxable mortgage pool or publicly traded partnership, each of which could be taxable as a corporation), in the form of Class A Units of PNMAC. Investors in this offering will, by contrast, hold their equity ownership in PennyMac Financial Services, Inc., a Delaware corporation that is a domestic corporation for United States federal income tax purposes, in the form of shares of Class A common stock. We believe that the selling stockholders generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for United States federal income tax purposes. The selling stockholders and PennyMac Financial Services, Inc. currently incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of PNMAC. We do not believe that our organizational structure gives rise to any significant benefit or detriment to our business or operations.

        We have entered into an exchange agreement with the owners of PNMAC other than us. Under the exchange agreement, the other owners of PNMAC (and certain permitted transferees thereof) may elect or, under certain circumstances, are obligated (subject to the terms of the exchange agreement) to exchange their Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. As a holder exchanges its Class A Units of PNMAC, PennyMac Financial Services, Inc.'s interest in PNMAC is correspondingly increased.

        These exchanges are expected to result in increases in the tax basis of the assets of PNMAC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that PennyMac Financial Services, Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. We have entered into a tax receivable agreement with the owners of PNMAC other than us that will provide for the payment by PennyMac Financial Services, Inc. to those owners of 85% of the amount of the benefits, if any, that PennyMac Financial Services, Inc. is deemed to realize as a result of (i) increases in tax basis resulting from exchanges of Class A Units of PNMAC and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PennyMac Financial Services, Inc. and not of PNMAC. PennyMac Financial Services, Inc. and its stockholders will retain the remaining 15% of the those tax benefits that PennyMac Financial Services, Inc. is deemed to realize.

        All owners of PNMAC other than PennyMac Financial Services, Inc. also hold shares of Class B common stock of PennyMac Financial Services, Inc. Although these shares have no economic rights, they allow those owners of PNMAC to exercise voting power at PennyMac Financial Services, Inc., the managing member of PNMAC, at a level that is consistent with their overall equity ownership of our business. Under our certificate of incorporation , each holder of Class B common stock is entitled, without regard to the number of shares of Class B common stock held by that holder, to one vote for each Class A Unit of PNMAC held by such holder. Accordingly, as the selling stockholders and other owners of PNMAC exchange Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. pursuant to the exchange agreement, the voting power afforded to them by their shares of Class B common stock is automatically and correspondingly reduced.

        PennyMac Financial Services, Inc. is a holding company, and its sole material asset is its equity interest in PNMAC. As the sole managing member of PNMAC, PennyMac Financial Services, Inc. will operate and control all of the business and affairs of PNMAC and, through PNMAC and its subsidiaries, conduct our business.

        We consolidate the financial results of PNMAC and its subsidiaries, and the ownership interest of the other members of PNMAC are reflected as a non-controlling interest in PennyMac Financial Services, Inc.'s consolidated financial statements.

        Pursuant to the limited liability company agreement of PNMAC, PennyMac Financial Services, Inc. has the right to determine when distributions will be made to the members of PNMAC and the amount of any such distributions, other than with respect to tax distributions as described below. If PennyMac Financial Services, Inc. authorizes a distribution, such distribution will be made to the members of PNMAC, including PennyMac Financial Services, Inc., pro rata in accordance with the percentages of their respective limited liability company interests.

        The holders of limited liability company interests in PNMAC, including PennyMac Financial Services, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of PNMAC. The limited liability company agreement provides for quarterly cash distributions to the holders of limited liability company interests of PNMAC if PennyMac Financial Services, Inc. determines that the taxable income of PNMAC will give rise to taxable income for its members. In accordance with the limited liability company agreement, we are required to cause PNMAC to make quarterly cash distributions to the holders of limited liability company interests of PNMAC for purposes of funding their tax obligations in respect of the income of PNMAC that is allocated to them. Generally, these tax distributions will be computed based on the taxable income of PNMAC multiplied by an assumed tax rate determined by us.

USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from the sales of shares of Class A common stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of our Class A common stock, but we will bear the costs associated with this registration. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our Class A common stock.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of shares of Class A common stock as of June 25, 2014 by (1) each person known to us to beneficially own more than 5% of the outstanding shares of Class A common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.

        Beneficial ownership reflected in the table below is based on 21,292,873 shares of Class A common stock outstanding as of June 25, 2014, and, with respect to any individual, includes the total shares of Class A common stock beneficially owned by such individual and his or her personal financial planning vehicles. Beneficial ownership is determined with respect to each stockholder in accordance with the rules of the SEC by assuming that such stockholder (and no other stockholder) has exchanged all of its or his Class A Units of PNMAC for an equivalent number of shares of our Class A common stock.

        Except as otherwise indicated below, the address for each person or entity listed in the table is c/o PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, California 93021.

	Class A Common Stock Beneficially Owned(1)
Beneficial Owner	Number	Percent	% of Total Voting Power and Total Economic Interest in PNMAC(2)
5% Stockholders
BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	16,073,278	45.19%	21.18%
HC Partners LLC(4) 200 Clarendon Street, 59th Floor Boston, Massachusetts 02116	20,169,732	48.65%	26.58%
Entities affiliated with Leon G. Cooperman(5) 90 Park Avenue, 40th Floor New York, New York 10016	3,391,600	13.74%	4.47%
Entities affiliated with Bridger Management, LLC(6) 90 Park Avenue, 40th Floor New York, New York 10016	1,725,000	7.49%	2.27%
Kurland Family Investments, LLC(7)	8,314,990	28.08%	10.96%
Directors and Named Executive Officers
Stanford L. Kurland(8)	8,635,223	28.85%	11.38%
David A. Spector(9)	1,713,307	7.45%	2.26%
Doug Jones(10)	799,061	3.62%	1.05%
Matthew Botein(11)	920,038	4.14%	1.21%
James K. Hunt	7,218	*	*
Joseph Mazzella(12)	333,818	1.54%	*
Farhad Nanji(13)	137,559	*	*
John Taylor	1,486	*	*
Mark Wiedman(14)	56,042	*	*
Emily Youssouf	0	*	*
Directors and executive officers as a group (17 persons)	17,835,346	45.58%	23.50%

*
Represents less than 1.0%.

(1)
Subject to the terms of the exchange agreement, Class A Units of PNMAC not held by us are exchangeable at any time and from time to time for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. The number of shares of Class A common stock listed in this table as being beneficially owned as a result of Class A Units of PNMAC held by any entity or individual assumes an exchange of such Class A Units for shares of Class A common stock on a one-for-one basis.

(2)
Represents the percentage of voting power of the Class A common stock and Class B common stock of PennyMac Financial Services, Inc. voting together as a single class. Each holder of Class A Units of PNMAC other than us also holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A common stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B common stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through PennyMac Financial Services, Inc., assuming that each share of Class A common stock held is equivalent to one Class A Unit of PNMAC.

(3)
Consists entirely of 512,631 shares of Class A common stock acquired in its role as an investment adviser for certain client accounts, 1,800,000 shares of Class A Common Stock received by BlackRock Mortgage Ventures, LLC upon exchange of its Class A Units of PNMAC on December 13, 2013, and 13,760,647 Class A Units of PNMAC exchangeable by BlackRock Mortgage Ventures, LLC for shares of Class A common stock. BlackRock Mortgage Ventures, LLC is indirectly wholly-owned by BlackRock, Inc. BlackRock, Inc. controls the voting and investment power with respect to the securities held by BlackRock Mortgage Ventures, LLC and, therefore, may be deemed to be the beneficial owner of the shares of Class A common stock beneficially owned by that entity.

(4)
Consists entirely of 20,169,732 Class A Units of PNMAC exchangeable for shares of Class A common stock.

(5)
Mr. Cooperman has sole voting and dispositive power over 2,114,900 shares of Class A common stock and shared voting and dispositive power over 1,276,700 shares of Class A common stock. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C. ("Associates"). Associates is a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of limited partnerships known as Omega Capital Partners, L.P. ("Capital LP"), Omega Capital Investors, L.P.("Investors LP"), and Omega Equity Investors, L.P. ("Equity LP"). These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. Mr. Cooperman is the President and majority stockholder of Omega Advisors, Inc. ("Advisors"), engaged in providing investment management services. Advisors serves as the investment manager to Omega Overseas Partners, Ltd. ("Overseas"). Mr. Cooperman has investment discretion over portfolio investments of Overseas. Advisors also serves as a discretionary investment advisor to a limited number of institutional clients (the "Managed Accounts"). As to the shares owned by the Managed Accounts, there would be shared power to dispose or to direct the disposition of such shares because the owners of the Managed Accounts may be deemed beneficial owners of such shares pursuant to Rule 13d-3 under the Act as a result of their right to terminate the discretionary account within a period of 60 days. Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, and Advisors. Capital LP holds 652,500 shares of Class A common stock; Investors LP holds 278,400 shares of Class A common stock; Equity LP holds 296,200 shares of Class A common stock; Overseas holds 787,800 shares of Class A common stock; and the Managed Accounts hold 1,276,700 shares of Class A common stock. This information is as reported in the Schedule 13G jointly filed on April 4, 2014 by Leon G. Cooperman and Omega Capital Partners LP.

(6)
Consists of shares of Class A common stock held of record by Swiftcurrent Partners L.P. and 1,041,880 shares of Class A common stock held of record by Swiftcurrent Offshore Master, Ltd. Bridger Management LLC is the investment adviser to each of these entities and Roberto Mignone is the managing member of Bridger Management, LLC. and, as such, each of them have shared voting and dispositive power over these shares. This information is as reported in Amendment No. 2 to Schedule 13G jointly filed January 2, 2014 by the foregoing entities.

(7)
Consists entirely of 8,314,990 Class A Units of PNMAC exchangeable for shares of Class A common stock. Stanford L. Kurland, as the sole manager of Kurland Family Investments, LLC, controls the voting and investment power with respect to the securities held by that entity and, therefore, may be deemed to be the beneficial owner of the shares of Class A common stock beneficially owned by that entity.

(8)
Consists of 8,599,338 Class A Units of PNMAC exchangeable for shares of Class A common stock, including 8,314,990 Class A Units of PNMAC owned by Kurland Family Investments, LLC, and 35,885 shares of Class A common stock subject to outstanding options that are exercisable.

(9)
Consists of 1,699,729 Class A Units of PNMAC exchangeable for Class A common stock, including 465,604 Class A Units of PNMAC owned by ST Family Investment Company LLC, and 13,578 shares of Class A common stock subject to outstanding options that are exercisable.

(10)
Consists of 793,767 Class A Units of PNMAC exchangeable for shares of Class A common stock and 5,294 shares of Class A common stock subject to outstanding options that are exercisable.

(11)
Includes 918,552 Class A Units of PNMAC exchangeable for shares of Class A common stock.

(12)
Includes 331,052 Class A Units of PNMAC exchangeable for shares of Class A common stock. Does not include 407,031 Class A Units of PNMAC owned by the Mazzella Family Irrevocable Trust. Mr. Mazzella is not a trustee of that entity and, therefore, would not be deemed to be the beneficial owner of the Class A Units of PNMAC held by that entity.

(13)
Includes 134,569 Class A Units of PNMAC exchangeable for shares of Class A common stock

(14)
Includes 54,556 Class A Units of PNMAC exchangeable for shares of Class A common stock.

PLAN OF DISTRIBUTION

        The selling stockholders (which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on the NYSE or any other stock exchange, market or trading facility on which the shares are listed, quoted or traded, including the over-the-counter market, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of determination, may be higher or lower than the market price of our Class A common stock on the NYSE.

        The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  agreements by broker-dealers with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

        In connection with the sale of our shares, the selling stockholders may sell the shares directly or through broker-dealers acting as a principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis pursuant to an underwriting agreement in the form attached to the registration statement of which this prospectus is a part or pursuant to an underwriting agreement in any other form. The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders, broker-dealers or agents that participate in the sale of the

Class A common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act.

        Any discounts, commissions, concessions or profit that they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject tothe prospectus delivery requirements of the Securities Act and may have liability as underwriters under the Securities Act.

        The aggregate proceeds to each selling stockholder from the sale of our Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from an offering by the selling stockholders.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker- dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, our Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to activities of certain of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file an amendment to this prospectus or a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

  •
  the number of shares being offered;

  •
  the names of such selling stockholder and the participating underwriters, broker-dealers or agents;

  •
  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commission or concessions allowed or re-allowed or paid by any underwriters to dealers;

  •
  the public offering price; and

  •
  other material terms of the offering.

        In the ordinary course of business, certain of the underwriters, broker-dealers or agents and their affiliates who may become involved in the sale of the Class A common stock may be customers and/or suppliers of, engage in transactions with, and perform services for, us.

        We will pay all the fees and expenses incurred by us incident to the registration of the shares, except for underwriting discounts and commissions, fees and disbursements for counsel for any selling stockholder and certain other expenses, all of which will be borne by the selling stockholders.

        We have agreed to indemnify the selling stockholders and their affiliates and representatives against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the resales of the shares to which this prospectus relates.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

        Our authorized capital stock consists of 200,000,000 shares of Class A common stock, par value $0.0001 per share, 1,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

  Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

        Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

        Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

  Class B Common Stock

        Each holder of Class B common stock is entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Class A Unit of PNMAC held by such holder. Accordingly, the unit holders of PNMAC holding shares of Class B common stock collectively have a number of votes in PennyMac Financial Services, Inc. that is equal to the aggregate number of Class A Units of PNMAC that they hold.

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of PennyMac Financial Services, Inc.

        As our members of PNMAC exchange Class A Units of PNMAC for shares of Class A common stock, the voting power afforded to them by their shares of Class B common stock is automatically and correspondingly reduced.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  the voting rights, if any, of the holders of the series;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the rights of priority and amounts payable, if any, on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms of any purchase, retirement or sinking fund, if any, provided for shares of the series;

  •
  the terms, if any, upon which the shares of the series will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by our company or any other entity;

  •
  restrictions, if any, upon issuance of indebtedness of our company so long as any shares of the series are outstanding; and

  •
  restrictions, if any, on the issuance of shares of the same series or of any other class or series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

        The Delaware General Corporation Law, or DGCL, does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

  Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our certificate of incorporation provides that special meetings of the stockholders may be called only by or at the direction of our board of directors, two or more of our directors, the chairman of our board, our chief executive officer or one or more holders of at least a minimum percentage of the voting power of the outstanding shares of our capital stock. This minimum will initially be 25% and will automatically increase to 51% on the first date on which the holders of outstanding shares of our Class A common stock (other than any holder that was, or whose affiliate was, a member of PNMAC immediately prior to the initial public offering of our Class A common stock) hold more than 51% of the voting power of all outstanding shares of our capital stock. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made pursuant to our stockholders agreements with BlackRock and Highfields or by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

        Our certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our bylaws provided that, pursuant to our separate stockholder agreements with BlackRock and Highfields, if that action, amends the specific rights of BlackRock or Highfields in an adverse manner when that entity, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock, such action is approved by that entity.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

  Amendments to Certificate of Incorporation and Bylaws

        The DGCL provides that, unless a corporation's certificate of incorporation provides otherwise, the affirmative vote of holders of shares constituting a majority of the votes of all shares entitled to vote may approve amendments to the certificate of incorporation. In addition to the stockholder approval required by the DGCL, our separate stockholder agreements with BlackRock and Highfields provide that our certificate of incorporation may not be amended in any manner that is adverse to BlackRock or Highfields without the consent of BlackRock or Highfields, as applicable, as long as such stockholder, together with its affiliates, holds more than 5% of the voting power of all of our outstanding shares of capital stock.

        Our certificate of incorporation authorizes our board of directors, as well as our stockholders, to amend or repeal our bylaws, provided that, pursuant to our separate stockholder agreements with BlackRock and Highfields if that action by either our board of directors or our stockholders amends the bylaws in a manner adverse to BlackRock or Highfields when that entity, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock, such action is approved by that entity.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. Our bylaws prohibit the taking of any action of our stockholders by written consent without a meeting unless that action is taken with regard to a matter that has been approved by our board of directors or requires the approval only of certain classes or series of our stock.

  Delaware Anti-Takeover Statute

        We have not opted out of, and therefore are subject to, Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

        In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. If Section 203 were to apply to us, we expect that it would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

  Corporate Opportunity

        Our certificate of incorporation provides that neither BlackRock nor Highfields or their respective affiliates has any duty to refrain from engaging directly or indirectly in a corporate opportunity in the same or similar lines of business in which we now engage or propose to engage. In addition, in the event that either of BlackRock or Highfields acquires knowledge of a potential transaction or other business or employee thereof, they shall not be liable to us nor to any of our stockholders (or any affiliates thereof) for breach of any fiduciary or other duty by engaging in any such activity and we waive and renounce any claim based on such activity. This provision applies even if the business opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Our stockholder agreements with BlackRock and Highfields provide that any amendment or repeal of the provisions related to corporate opportunities described above requires the consent of each of BlackRock and Highfields as long as they, or any of their affiliates, hold any equity interest in us.

  Registration Rights

        The following are entitled to rights with respect to the registration under the Securities Act of the shares of Class A common stock for which their Class A Units of PNMAC have been, or may be, exchanged:

  •
  BlackRock, which is the holder of 1,800,000 shares of our Class A common stock issued upon the exchange of 1,800,000 Class A Units of PNMAC and 13,760,647 Class A Units of PNMAC initially exchangeable for 13,760,647 shares of our Class A common stock as of June 25, 2014;

  •
  Highfields, which is the holder of 20,169,732 Class A Units of PNMAC initially exchangeable for 20,169,732 shares of our Class A common stock as of June 25, 2014;

  •
  56 other holders collectively owning 20,696,523 Class A Units of PNMAC initially exchangeable for 20,696,523 shares of our Class A common stock as of June 25, 2014.

        These registration rights are contained in our registration rights agreement, which is described under "Certain Relationships and Related Transactions—Registration Rights Agreement" above and a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

  Market Listing

        Our Class A common stock is listed on the NYSE under the symbol "PFSI."

  Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

        The following table sets forth information as of June 25, 2014 for each selling stockholder regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock outstanding as of June 25, 2014. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

        Except as described elsewhere in this prospectus, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our securities.

        Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

        Beneficial ownership is determined with respect to each selling stockholder in accordance with the rules and regulations of the SEC by assuming that such stockholder (and no other stockholder) has exchanged all of its or his Class A Units of PNMAC for an equivalent number of shares of our Class A common stock. Except as otherwise indicated, the business address for each of the following persons is c/o PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, California 93021.

        As of June 25, 2014, there were 21,292,873 shares of our Class A common stock outstanding.

	Shares of Class A Common Stock Beneficially Owned Prior to This Offering(1)				Shares of Class A Common Stock Beneficially Owned After This Offering
	Number	%	% of Total Voting Power and Total Economic Interest in PNMAC(2)	Shares of Class A Common Stock Being Offered(3)	Number	%	% of Total Voting Power and Total Economic Interest in PNMAC(2)
BlackRock Mortgage Ventures, LLC.	15,560,647	43.26%	20.50%	15,560,647	512,631	2.46%	0.68%
HC Partners LLC	20,169,732	49.14%	26.58%	20,169,732	0	0.00%	0.00%
Matthew Botein	920,038	4.14%	1.21%	918,552	1,486	0.01%	0.00%
Joseph Mazzella	333,818	1.54%	0.44%	331,052	2,766	0.01%	0.00%
Mazzella Family Irrevocable Trust	407,031	1.91%	0.54%	407,031	0	0.00%	0.00%
Farhad Nanji	137,559	0.66%	0.19%	122,109	15,450	0.07%	0.02%
Mark Wiedman	56,042	0.26%	0.07%	54,556	1,486	0.01%	0.00%

(1)
Subject to the terms of the exchange agreement, Class A Units of PNMAC are exchangeable at any time and from time to time for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. The number of shares of Class A common stock beneficially owned by HC Partners LLC and the Mazzella Family Irrevocable Trust consists entirely of the number of shares of Class A common stock issuable to such selling stockholder upon the exchange of Class A Units of PNMAC held by such selling stockholder as of June 25, 2014 pursuant to the exchange agreement, assuming an exchange on a one-for-one basis. The number of shares of Class A common stock beneficially owned by BlackRock consists of the number of such shares issuable upon such an exchange of the number of Class A Units of PNMAC held by BlackRock as of June 25, 2014 plus 1,800,000 shares of Class A common stock held directly by BlackRock as a result of a prior exchange of Class A Units of PNMAC. The number of shares of Class A common stock beneficially owned by each of Messrs. Botein, Mazzella, Nanji and Wiedman consist of the number of such shares issuable upon such an exchange of the number of Class A Units of PNMAC held by each of them (all of which are being offered by them hereunder) plus shares held directly by each of them other than as a result of such an exchange.

(2)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each holder of Class A Units of PNMAC other than us also holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A common stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B common stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through PennyMac Financial Services, Inc., assuming that each share of Class A common stock held is equivalent to one Class A Unit of PNMAC.

(3)
1,800,000 of the shares of Class A common stock being offered by BlackRock consist of shares of Class A common stock held directly by BlackRock. The remaining number of shares of Class A common stock being offered by BlackRock and the entire number of shares of Class A common stock being offered by each other selling stockholder consists of all of the shares of Class A common stock issuable to such selling stockholder upon the exchange of Class A Units of PNMAC held by such selling stockholder as of June 25, 2014 pursuant to the exchange agreement, assuming an exchange on a one-for-one basis.

Relationships Between the Selling Stockholders and Us

        In addition to the relationships described in the documents incorporated by reference into this prospectus, our subsidiary, PNMAC Capital Management, LLC, paid approximately $123,000, $124,000 and $124,000 in 2013, 2012 and 2011, respectively, to BlackRock Financial Mangement, Inc., an affiliate of BlackRock, as a fee for use of the BlackRock Solutions AnSer and Market Data analytics software.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby has been passed upon for us by Bingham McCutchen LLP, Costa Mesa, California.

EXPERTS

        The consolidated financial statements of PennyMac Financial Services, Inc., as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the recapitalization and reorganization). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 14, 2014;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on May 15, 2014;

  •
  our Current Reports on Form 8-K filed with the SEC on January 3, 2014, February 6, 2014, March 24, 2014, March 27, 2014, May 5, 2014, May 8, 2014, June 10, 2014 and June 27, 2014 and our Form 8-K/A filed with the SEC on March 21, 2014;

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2014;

  •
  the "Unaudited Pro Forma Condensed Consolidated Financial Information" section beginning on page 15 of the prospectus included in our Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-191522) filed with the SEC on March 14, 2014; and

  •
  the description of our common stock set forth in our Registration Statement on Form 8-A, dated May 8, 2013, and any amendment or report filed with the SEC for the purpose of updating that description.

        These documents may also be accessed on our website at www.IR.PennyMacFinancial.com. The information contained in, or accessible through, our website is not a part of this prospectus.

        We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, by writing us at the following address: PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, CA 93021 or by telephoning us at (818) 224-7442.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of Class A common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

        You may read and copy all or any portion of the registration statement or any annual, quarterly or special reports, proxy statements and other information that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Website (http://www.sec.gov).

37,563,679 Shares

PennyMac Financial Services, Inc.

Class A Common Stock

PROSPECTUS

July 16, 2014